EXHIBIT NO. 11
                      COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS - PRIMARY
                       FOR THE YEARS ENDED THE FRIDAY NEAREST
                          DECEMBER 31, 1995, 1994 AND 1993
                               (Amounts in Thousands)



                                                  1995     1994     1993
                                                  -----    -----    -----

          Weighted average shares outstanding    21,881   20,229   20,097

          Net effect of dilutive stock options -
           based on the treasury stock method
           using average market price.            1,197     700       677
                                                  ------    ----    ------


          Weighted average number of common
           and equivalent shares outstanding     23,078   20,929   20,774
                                                 ======   ======   ======

          --------

                             EXHIBIT NO. 11 (CONTINUED)
                      COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                  COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
                       FOR THE YEARS ENDED THE FRIDAY NEAREST
                          DECEMBER 31, 1995, 1994 AND 1993
                    (Amounts in Thousands Except Per Share Data)

                                                  1995      1994     1993
                                                  -----     -----    -----

          Shares outstanding                     23,053    20,303   20,141

          Net effect of dilutive stock options -
          based on the   treasury  stock  method
          using the greater of  month end market
          price or average market price           1,499     1,063      677

          Assumed conversion of convertible
          subordinated debentures                           7,218    7,329
                                                 ------    ------   ------
          Totals                                 24,552   28,584    28,147
                                                 ======   =======   =======
                        * * * * *

          Income after taxes                     $14,117   $6,059   $  597

          Add convertible debenture interest and
          amortization,net of applicable federal
          income taxes                               788    2,260    2,064
                                                  -------   ------   -----
                                                 $14,905   $8,319   $2,661
                                                 ========  =======   ======

          Per share amounts                      $  0.61   $ 0.29   $ 0.09
                                                    ====     =====    ====

          Net income                             $13,720   $6,059   $2,867

          Add convertible debenture interest and
          amortization,net of applicable federal
          income taxes
                                                     788    2,260    2,064
                                                  ------    ------   ------
                                                 $14,508   $8,319   $4,931
                                                 =======   =======  =======

          Per share amounts                       $ 0.59    $0.29    $0.18
                                                  ======    ======   =====